BANK OF AMERICA, NATIONAL ASSOCIATION Logo

Bank of America
475 CrossPoint Parkway
PO Box 9000
Getzville, NY 14068-9000

Annual Statement as to Compliance
Banc of America Mortgage 2008-A Trust,
Mortgage Pass-Through Certificates, Series 2008-A

    I, Janice M. Galluzzo, a Vice President of Bank of America, National Association (the "Servicer"), hereby certify with respect to the Banc of America Mortgage 2008-A Trust formed pursuant to the Pooling and Servicing Agreement, dated January 28, 2008 (the "Pooling Agreement"), among Banc of America Mortgage Securities, Inc., as Depositor, Bank of America, National Association, as Servicer, LaSalle Bank National Association, as Securities Administrator and U.S. Bank National Association, as Trustee, that: (a) a review of the Servicer's activities during calendar year 2008 and of the Servicer's performance under the Pooling Agreement has been made under my supervision; and (b) to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling Agreement in all material respects throughout calendar year 2008, except as identified in Appendix B to the accompanying Certification Regarding Complinace with the Applicable Servicing Criteria in respect of the servicing criteria specified under 1122(d)(4)(vii).

    For Item 1122(d)(4)(vii), the Servicer notes that one or more foreclosure actions were not initiated in accordance with the timeframes established under the Pooling Agreement. The Servicer has increased staff and enhanced its procedures and controls in an effort to ensure timely initiation of foreclosure actions.

March 25, 2009

By:	/s/ Janice M. Galluzzo
Name: Janice M. Galluzzo
Title: Vice President

32-172208NSB  11-2006